Exhibit 2.1

PLAN OF CONVERSION

of

MAUI LAND & PINEAPPLE COMPANY, INC.,

a Hawaii Corporation

into

MAUI LAND & PINEAPPLE COMPANY, INC.,

a Delaware Corporation

Pursuant to Section 414-271 of the Hawaii Business Corporation Act (the “HBCA”) and Section 265 of the Delaware General Corporation Law (the “DGCL”), this Plan of Conversion (the “Plan”) has been adopted as of July 1, 2022, for the purpose of effecting a conversion of Maui Land & Pineapple Company, Inc., a Hawaii corporation (the “Converting Corporation”) into Maui Land & Pineapple Company, Inc., a Delaware corporation (the “Converted Corporation”).

WHEREAS, the Converting Corporation desires to convert into the Converted Corporation (the “Conversion”);

WHEREAS, the Board of Directors of the Converting Corporation has determined that it is advisable and in the best interests of the Converting Entity and its shareholders for the Converting Entity to convert from a Hawaii corporation to a Delaware corporation; and

WHEREAS, pursuant to the provisions of the HBCA and the DGCL, the Conversion and this Plan has been adopted and approved by the Board of Directors and the shareholders of the Converting Corporation for the purpose of effecting the Conversion.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged and the sufficiency of which is hereby confessed, the Shareholders hereby agree as follows with the intent to be legally bound by this Plan:

1.	The Converted Corporation is a corporation organized under the laws of the State of Delaware. The name of the Converted Corporation is Maui Land & Pineapple Company, Inc.

2.	The Converting Corporation is a corporation organized under the laws of the Hawaii. The name of the Converting Corporation is Maui Land & Pineapple Company, Inc.

3.	At the Effective Time (as defined below), the Converting Corporation shall be converted into the Converted Corporation.

4.

At the Effective Time, pursuant to the Conversion, each share of outstanding common stock of the Converting Corporation (the “Converting Shares”) shall be converted into one share of common stock of the Converted Corporation (the “Converted Shares”). All of the outstanding certificates representing Converting Shares immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Converted Shares.

5.

At the Effective Time, pursuant to the Conversion and without any further action on the part of the Converting Entity or its shareholders, each employee benefit plan, stock option plan or other similar plan to which the Converting Entity is a party shall continue to be a plan of the Converted Entity. To the extent that any such plan provides for the issuance of shares of the Converting Corporation, upon the Effective Time, such plan shall be deemed to provide for the issuance of shares of the Converted Corporation.

6.

At the Effective Time, pursuant to the Conversion and without any further action on the part of the Converting Entity or its shareholders, the members of the Board of Directors and the officers of the Converting Entity holding their respective offices in the Converting Entity existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board of Directors and officers, respectively, of the Converted Entity.

7.

Upon the Effective Time, pursuant to the Conversion and without any further action on the part of the Converting Entity or its stockholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Converting Entity existing immediately prior to the Effective Time, and all property, real, personal and mixed, and all debts due to the Converting Entity existing immediately prior to the Effective Time, shall remain vested in the Converted Entity and shall be the property of the Converted Entity and the title to any real property vested by deed or otherwise in the Converting Entity existing immediately prior to the Effective Time shall not revert or be in any way impaired by reason of the Conversion; but all creditors and all liens upon any property of the Converting Entity existing immediately prior to the Effective Time shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time shall remain attached to the Converted Entity upon the Effective Time, and may be enforced against the Converted Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Converted Entity in its capacity as a corporation of the State of Delaware. The rights, privileges, powers and interests in property of the Converting Entity existing immediately prior to the Effective Time, as well as the debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Entity upon the Effective Time for any purpose of the laws of the State of Delaware.

8.	The Articles of Conversion of the Converting Corporation is attached hereto as Exhibit A.

9.

The Certificate of Conversion of the Converted Corporation is attached hereto as Exhibit B. The Certificate of Incorporation of the Converted Corporation is attached hereto as Exhibit C. The Bylaws of the Converted Corporation are attached hereto as Exhibit D.

10.	This Plan shall become effective as of the effective date of filing of the Certificate of Conversion with the office of the Secretary of State of Delaware (the “Effective Time”).

11.

This Plan and the Conversion have been duly approved in accordance with the provisions of the HBCA, the DGCL and the Bylaws of the Converting Corporation by the Board of Directors and the Shareholders of the Converting Corporation.

12.

If, at any time after the Effective Time, the Converted Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time, or (b) to otherwise carry out the purposes of this Plan, the Converted Entity and its officers and directors (or their designees), are hereby authorized to solicit in the name of the Converted Entity any third-party consents or other documents required to be delivered or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time and otherwise to carry out the purposes of this Plan.

[Exhibit Documents Follow]

EXHIBIT A

ARTICLES OF CONVERSION

EXHIBIT B

CERTIFICATE OF CONVERSION

EXHIBIT C

CERTIFICATE OF INCORPORATION

EXHIBIT D

BYLAWS